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Guzzu Bento-Ya PM 1 LLC
Form C-AR - Annual Report
For Fiscal Year Ended: December 31, 2025

1. Business Overview

Guzzu Bento-Ya PM 1 LLC is a legal entity formed in connection with a Regulation Crowdfunding offering conducted through Honeycomb Credit.

The issuer raised a total of 32304 dollars to support the development and growth of the Guzzu Bento-Ya restaurant concept.

The issuer itself did not directly conduct restaurant operations.
Operating activities were conducted through an affiliated entity, Guzzu Bento-Ya 1 LLC, which operates the restaurant business.

2. Use of Proceeds

The proceeds from the crowdfunding offering were deployed to support business operations through the affiliated operating entity.

Approximately 22 percent was used for equipment and furniture, 8 percent for inventory, and 17 percent for staff wages.

Marketing and public relations accounted for 17 percent of the funds. The largest portion, 33 percent, was used for working capital.
The remaining 3 percent was used for miscellaneous expenses.

3. Management Discussion

During the fiscal year, the operating entity, Guzzu Bento-Ya 1 LLC, generated approximately 894024 dollars in total revenue.

The business experienced fluctuations in customer demand and was impacted by external factors including local wildfires, which reduced both dine-in and takeout activity.

Cost of goods sold represented approximately 27.9 percent of sales. Labor and operating expenses remained significant cost components.

The business reported a net loss of approximately 46247 dollars for the year, driven by operating expenses, delivery platform fees, and depreciation.

The issuer did not directly generate revenue, but its proceeds were utilized to support the operations of the affiliated entity.

Management continues to focus on stabilizing operations and exploring additional revenue channels, including wholesale distribution.

4. Financial Information

The financial information below reflects the operating performance of the affiliated entity, Guzzu Bento-Ya 1 LLC, which utilizes the funds raised by the issuer.

Total Revenue: 894024
Cost of Sales: 249836
Net Loss: -46247
Total Assets: 291224
Total Liabilities: 250125
Total Equity: 40070

5. Notes

The issuer, Guzzu Bento-Ya PM 1 LLC, did not directly conduct operations during the reporting period.

Financial information presented reflects the activities of an affiliated operating entity that utilized the proceeds of the crowdfunding offering.

These financial statements have been prepared internally by management and have not been audited or reviewed by an independent certified public accountant.

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